Exhibit 99.1

Media Contact November 16, 2009
Andy Brimmer, 205-410-2777
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH COMMENCES CASH TENDER OFFER AND CONSENT SOLICITAION

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced that the Company has commenced a tender offer to purchase for cash any and all of its outstanding floating rate senior notes due 2014. Additional terms and conditions of the tender offer are described in the offer to purchase and consent solicitation statement dated November 16, 2009, and the related letter of transmittal. The offer will expire at 12:00 midnight, New York City time, on December 14, 2009, unless extended or earlier terminated by HealthSouth.

HealthSouth is also soliciting consents to amend the indenture governing the notes.  The proposed amendments will, among other things, eliminate substantially all of the restrictive covenants and eliminate certain other related provisions contained in the indenture governing the notes.

The total consideration for each $1,000 principal amount of the notes validly tendered and accepted for payment pursuant to the tender offer on or prior to the consent payment deadline of 5:00 p.m., New York City time, on November 30, 2009, unless extended or earlier terminated by HealthSouth, will be $1,030, which includes an early tender amount of $30.  The total consideration for each $1,000 principal amount of notes validly tendered and accepted for payment after the consent payment deadline will be $1,000. In addition, each holder will receive accrued and unpaid interest on such notes from the last interest payment date to, but not including, the payment date for the notes.  Tendered notes may not be withdrawn and consents may not be revoked after the consent payment deadline.

HealthSouth intends to fund the payment of the total consideration with the proceeds from new debt financing and cash on hand. Currently, the aggregate principal amount of notes outstanding is $329.6 million.

The tender offer and consent solicitation are conditioned upon  the satisfaction of certain conditions, including (i) the Company consummating new debt financing on terms reasonably satisfactory to the Company and resulting in the issuance of indebtedness having an aggregate principal amount of not less than $290 million, (ii) the tender of notes representing at least a majority in aggregate principal amount then outstanding, (iii) the execution of a supplement to the indenture governing the notes implementing the proposed amendments to the indenture following receipt of the requisite consents, and (iv) certain other conditions.

HealthSouth has engaged J.P. Morgan Securities Inc. as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Requests for documents relating to the tender offer and consent solicitation  or questions regarding the tender offer may be directed to J.P. Morgan Securities Inc. at 800-245-8812. Requests for additional copies of the offer to purchase and consent solicitation statement, the related letter of transmittal or any other documents may be directed to Georgeson Inc., the information agent for the tender offer and consent solicitation, at 800-868-1361.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes.  The offers to buy the notes only are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of notes.  The tender offer and consent solicitation is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.  In any jurisdiction in which the tender offer or consent solicitation is required to be made by a licensed broker or dealer, it shall be deemed to be made by J.P. Morgan Securities Inc. on behalf of the Company.

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web site at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009.

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